Exhibit 10.1
Replidyne, Inc.
Variable Incentive Bonus Plan
Effective Calendar Year 2007
1. Purpose of the Plan. The purpose of the Replidyne, Inc. Variable Incentive Bonus Plan (the “Plan”) is to promote the interests of the Company and its stockholders by rewarding Company executives based upon the level of achievement of financial, business and other performance objectives established in accordance with this Plan.
2. Administration. The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and the Chief Executive Officer; provided that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Compensation Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Compensation Committee deems necessary or desirable. Any decision of the Compensation Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Compensation Committee generally sets a one-year performance period under the Plan to run from January 1 through December 31 (the “Plan Year”). The Compensation Committee is responsible for approving any incentive compensation for executive officers, as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended (the “Executive Officers”), and for recommending to the Company’s Board of Directors (the “Board”) the incentive compensation for the President and Chief Executive Officer. The President and Chief Executive Officer is responsible for any incentive compensation for employees who are not Executive Officers (the “Non-Executive Officer Employees”) within annual budgets approved by the Compensation Committee.
3. Eligibility. Replidyne executives serving on the Executive Committee and reporting to the President and Chief Executive Officer are eligible to participate in the Plan (“Participant”). In order to receive an award, a Participant must (i) be of regular status and scheduled to work a minimum of 32 hours per week; (ii) have entered into Plan eligibility prior to October 1st of the applicable Plan Year; (iii) be on the Company’s payroll on the last day of the applicable Plan Year; (iv) must receive at least a “Meets Expectations” rating on the employee’s performance review for the Plan Year and; (v) not be subject to a formal performance improvement plan at the time bonus determinations are made.
Participants with at least three (3), but less than twelve (12), months of active service during a Plan Year may be eligible for a prorated bonus for such Plan Year, depending on their length of service for that period.
3. Determination and Weighting of Objectives. Bonus awards for each Plan Year shall be determined based on the level of achievement of corporate and individual objectives.
     (a) Corporate Objectives. On or about the beginning of each Plan Year, the President and CEO will develop a list of corporate objectives for the Plan Year, which shall be subject to the approval of the Compensation Committee. The corporate objectives shall include such financial, business and other performance objectives as the Compensation Committee may, in its sole discretion, approve.
     (b) Individual Objectives. After approval of the corporate objectives, the Company, in consultation with the Participants, will develop individual objectives for the Plan Year that are consistent with and support the corporate objectives or are otherwise intended to contribute to the success of the Company. Individual objectives for each Participant will vary. Participants should expect that the Company will request the Participant to develop specific written objectives for the Plan Year, which will be subject to the approval of the President and CEO and the Compensation Committee.

     (c) Weighting of Objectives. Bonus awards for each Participant shall be weighted between corporate objectives and individual objectives based on the Participant’s position within the organization. The weighting will be reviewed annually and may be adjusted by the Compensation Committee, as necessary or appropriate. The weighting will be as follows:

Position	Corporate	Individual
President and CEO	100%	—
CCO — Chief Commercial Officer	80%	20%
CSO — Chief Scientific Officer	80%	20%
CMO — Chief Medical Officer	80%	20%
CFO — Chief Financial Officer	80%	20%
Senior Vice President	75%	25%
Vice President	75%	25%
Executive Director	60%	40%
3. Target Award Multipliers. Target Bonus awards for each Participant will be determined by applying a “target award multiplier” to the Participant’s Base Salary. The target award multipliers will be reviewed annually and may be adjusted by the Compensation Committee, as necessary or appropriate. The target award multipliers will be as follows:

Target Award
Position	Multiplier
President and CEO	50%
Chief Functional Officer	40%
Senior Vice President	35%
Vice President	30%
Executive Director	30%
4. Determination of Bonus Amounts.
     (a) Executive Officers. As soon as practicable after the end of each Plan Year, the Compensation Committee shall determine the Bonus amount for each Executive Officer by determining (i) the performance multiplier for the corporate component of the Executive Officers’ Bonus awards based on the Committee’s assessment of the Company’s performance against corporate objectives for the Plan Year (the “Corporate Performance Multiplier”), and (ii) the performance multiplier for the individual component of each Executive Officer’s Bonus award based on the Compensation Committee’s assessment (which may be based on the recommendation of the President and CEO) of the Executive Officer’s performance against his or her individual objectives for the Plan Year (the “Individual Performance Multiplier”). The same Corporate Performance Multiplier shall be used for all Executive Officers and all other Participants under the Plan for any particular Plan Year. If the Committee determines that corporate or individual performance for the Plan Year exceeded objectives or was excellent in view of prevailing conditions, the Committee may approve Corporate or Individual Performance Multipliers, as the case may be, up to 150%.
     (b) Non-Executive Officer Participants. As soon as practicable after the end of each Plan Year, the President and CEO shall determine the Bonus amount for each Non-Executive Officer Participant by (i) applying the Corporate Performance Multiplier, and (ii) determining the performance multiplier for the individual component of each Participant’s Bonus award based the President and CEO’s assessment of the Participant’s performance against his or her individual objectives for the Plan Year (the “Individual Performance Multiplier”). If the President and CEO determines that a Participant’s individual performance for the Plan Year exceeded objectives or was excellent in view of prevailing conditions, the President and CEO may approve an Individual Performance Multiplier up to 150%.
     (c) Calculation of Bonus Amount. The example below illustrates a sample Bonus calculation under the Plan. First, a total target award is calculated by multiplying a Participant’s Base Salary by the target award multiplier for the Participant’s position. This total target award amount is then divided between corporate and individual components based on the relative weighting of performance factors for the Participant’s position. This calculation establishes specific target awards for both the individual and corporate components of the Participant’s bonus award.
At the end of the Plan Year, the actual Corporate Performance Multiplier and Individual Performance Multiplier will be established for each Participant using the process described above. The Corporate Performance Multiplier, which is based on overall corporate performance, will be used to calculate the corporate component of all Participants’ Bonus awards. This is accomplished by multiplying each Participant’s target award based on corporate performance by the actual Corporate Performance Multiplier approved by the Compensation Committee. The Individual Performance Multiplier, which is based on a Participant’s performance against his or her individual objectives, is used in the same way to calculate the individual component of the Participant’s Bonus award.
Example: Cash Award Calculation

Position:	Vice President
Base salary:	$200,000
Target award multiplier:	30%
Total target award:	$60,000

Target award components (based on performance factor mix):
Target award based on corporate performance (75%):	$45,000
Target award based on individual performance (25%):	$15,000

Actual cash award calculation:
Assumed payment multipliers based on performance assessment:
Corporate Performance Multiplier:	75%
Individual Performance Multiplier:	125%
Cash award:
Corporate component:	$33,750
Individual component:	$18,750
Total cash award earned:	$52,500
     (d) Adjustments to Bonuses. Notwithstanding any other provision of this Plan, the Compensation Committee (with respect to any Officer’s Bonus) or the President and CEO (with respect to a Non-Officer Participant’s Bonus) shall have the authority, in their sole discretion and in such circumstances as they may deem appropriate, to approve any adjustments to a Participant’s Bonus with respect to any particular Plan Year.
5. Payment of Bonuses. Payment of a Bonus to a Participant shall be made as soon as practicable after determination of the amount of the Bonus, and will occur within 75 days after the end of the Plan Year. Any such payment shall be in cash or cash equivalent, subject to any applicable withholding requirements. Awards under the Plan are subject to applicable withholdings. Participants who have elected to participate in the Company’s 401(k) Plan will have the applicable funds withheld from their bonus payment unless appropriate authorization is received to opt out of the deferral. Notwithstanding the foregoing, if the payment of any award at the time specified herein would be result in the adverse tax consequences described in Section 409A(a)(1) of the Internal Revenue Code (the “Code”) as a result of the recipient’s status as a “specified employee” (within the meaning of Section 409A of the Code), the time of such payment shall be automatically delayed to the minimum extent necessary so that Section 409A(a)(1) of the Code will not apply.
6. Termination of Employment; Changes in Status.
     (a) Unless the terms of an applicable severance plan or employment agreement provide otherwise, the payment of a Bonus with respect to a specific Plan Year requires that the employee be on the Company’s payroll as of the last day of such Plan Year. An employee whose employment with the Company is terminated, either voluntarily or involuntarily, prior to the last day of the Plan Year will not be eligible to receive a Bonus with respect to such Plan Year. An employee who terminates after the last day of the Plan Year but prior to the normal delivery of Bonuses for such Plan Year shall be eligible to receive his or her Bonus at the same time Bonuses are paid to all other Participants generally.
     (b) If a Participant transfers from one eligible position to another prior to the end of a Plan Year, the Participant’s Bonus will be based on (i) the target award multipliers prorated for the length of time spent in each position, and (ii) the weighting of goals effective on the last day of the Plan Year, and (iii) the Participant’s performance results as determined to reflect the entire performance period.
7. Other Provisions
The Company reserves the right to interpret, modify, suspend or terminate this Plan at any time.
No Participant will have the right to alienate, assign, encumber, hypothecate or pledge his or her interest in any award under the Plan, voluntarily or involuntarily, and any attempt to so dispose of any such interest will be void.
Participants who engage in an activity that violates applicable local, state or federal laws, or who violate Company policies, may be subject to having their awards reduced or eliminated in the sole discretion of the Compensation Committee, except in the case of the Chief Executive Officer where the Board shall make the final determination after considering the Compensation Committee’s recommendation.
Neither this Plan nor any action taken hereunder shall be construed as giving any employee or Participant the right to be retained in the employ of the Company. Employees of the Company are employed “at will” unless they have an agreement signed by the Chief Executive Officer or a member of the Board providing for other than at-will employment.
The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company.
In the event of any conflict between a Participant’s employment agreement with the Company and this Plan, the terms of the Participant’s employment agreement will control.
The provisions contained in this Plan set forth the entire understanding of the Company with respect to the Plan and supersede any and all prior communications between the Company and any employee with respect to the Plan. This Plan supersedes and replaces the Company’s previous Annual Incentive Plan.

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